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                                                                 Exhibit 10.04

                                   THE ENODIS
                      EXECUTIVE PERFORMANCE INCENTIVE PLAN
                           FOR ENODIS PLC PARTICIPANTS

                                FISCAL YEAR 2002



I.  PLAN OBJECTIVE

The Enodis Performance Incentive Plan is intended to provide Enodis Executives with meaningful incentives to improve business performance that will result in increased shareholder value.

II.  GENERAL PROVISIONS

     1. This Plan for annual bonus is an incentive compensation plan, to be paid from profits to which selected personnel have contributed by their services during the fiscal year, is declared effective for the bonus year ending September 30, 2002 to continue in effect from year to year unless amended or discontinued as provided for in this document.

     2. The Remuneration Committee of the Board of Directors may, at any time, amend, revise or discontinue the Performance Incentive Plan relating to subsequent bonus years.

     3. The bonus for the preceding bonus year will be paid in cash to each participant, or in case of death, to his heirs or personal representatives, each year following the publication of the audited accounts of Enodis PLC, usually in late November. Payments will be made as soon as practicable. However, the Company reserves the right to delay payment to a later date on a uniform basis based on the needs of the business.

     4. The target EBITA for the Group must include the recording of a provision for bonus payable.


III.  PARTICIPANTS IN THE PLAN

     1. Participants will include key regular, full time employees, as recommended by the Executive Committee, and submitted each year

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          for approval, revision or disapproval by the Remuneration Committee.

     2. A participant who is separated from employment, for any reason, except death, disability, or retirement, prior to the time bonuses are paid will not be eligible for a bonus for that year.


IV.  COMPONENTS AND COMPUTATION OF BONUS


     1. Bonuses earned depend on achieving full year Earnings Before Interest, Taxes and Amortization - EBITA (before exceptionals), cash (before exceptionals) and personal objectives. The breakdown among the three is EBITA results impact 50% of the bonus, personal objectives 30% and cash 20% of the bonus.

     2. Participants have a bonus opportunity based on a percentage of the participant's base salary paid during the fiscal year. These percentages are established based on job level. Each participant will receive his/her percentage opportunity in a separate document.

     3. The Plan provides for three levels of bonus achievement: MINIMUM achievement but below target objectives, which pays 50% of Target bonus for 90% achievement of Target objectives; TARGET achievement, which pays the Target bonus for 100% achievement of Target objectives; and MAXIMUM achievement to target objectives, which pays 167% of the Target bonus for 110% achievement to Target objectives.

     4. The Plan is structured so that the EBITA and cash measures are based 100% on Enodis plc results.

     5. The bonus percentage for attainment of objectives between MINIMUM and TARGET and between TARGET and MAXIMUM levels will be calculated on a pro rata basis.


     OCTOBER 2001